EXHIBIT 11

               LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
             COMPUTATION OF (LOSS) INCOME PER COMMON SHARE
                              (Unaudited)
             (Amounts in Thousands, Except Per Share Data)
                        (Amounts in Thousands)


                                                         Three Months Ended
                                                              March 31,
                                                           1997       1996
PRIMARY:
Earnings:
  Net (loss) income. . . . . . . . . . . . . . . . . .  $ (2,447)   $   967
  Less Preferred dividends . . . . . . . . . . . . . .     1,142        699
  Net (loss) income attributable
    to Common Stock. . . . . . . . . . . . . . . . . .  $ (3,589)   $   268

Shares:
  Weighted average number of common
    shares outstanding . . . . . . . . . . . . . . . .     2,448      2,423
  Net effect of dilutive stock options
    based on the treasury stock method
    using average market price . . . . . . . . . . . .        --        258

Total. . . . . . . . . . . . . . . . . . . . . . . . .     2,448      2,681

Net (loss) income per common share . . . . . . . . . .   $ (1.47)   $   .10

FULLY DILUTED

Earnings:
  Net (loss) income. . . . . . . . . . . . . . . . . .   $(2,447)   $   967
  Less preferred dividends . . . . . . . . . . . . . .        --         --

  Net (loss) income attributable
    to common stock. . . . . . . . . . . . . . . . . .   $(2,447)   $   967



Shares:
  Weighted average number of common
    shares outstanding . . . . . . . . . . . . . . . .     2,448      2,423
  Net effect of dilutive stock options -
    based on the treasury stock method
    using the period-end market price, if
    higher than average market price . . . . . . . . .        --        114
  Assuming conversion of Series B and
    Series C Preferred Stock . . . . . . . . . . . . .        --      9,323

Total. . . . . . . . . . . . . . . . . . . . . . . . .     2,448     11,860

Net (loss) income per common share . . . . . . . . . .    $(1.47)   $   .08